Exhibit (p)(5)

CODE OF ETHICS

WILLIAM BLAIR FUNDS

AND

WILLIAM BLAIR & COMPANY, L.L.C.'s INVESTMENT MANAGEMENT
DEPARTMENT

The objective of William Blair & Company, L.L.C.'s Investment Management Department ("William Blair") as the investment adviser to individual and institutional clients, including the William Blair Funds, and as a sub-adviser to other registered investment companies (together with the William Blair Funds, individually, a "Fund" and collectively, the "Funds") is to provide the highest level of professional conduct and service to these clients and Funds. One of the most important requirements that William Blair's goal of professional service imposes is that all transactions for the Funds and other clients of William Blair have priority over the personal transactions of those individuals involved with the Funds and their operations and other clients of William Blair.

William Blair recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and act solely in the best interests of its clients. Accordingly, each principal and officer (or other person occupying a similar status or performing similar functions), and employee of William Blair, and any other person who provides advice on behalf of William Blair and is subject to William Blair's supervision and control (each, a "supervised person"), is required to comply will all applicable federal securities laws.

Consequently, it is imperative that any information that any person obtains regarding the Funds' and other clients' investment plans be held in strictest confidence, and never be used to the advantage of anyone but the Funds and the other clients, respectively. This obligation to avoid personal advantage from such information extends to all of the Funds' officers and trustees, as well as to all of William Blair's principals and employees. In carrying out their obligation to monitor the Funds' pursuit of their respective investment objectives, the Funds' respective trustees may, on occasion, acquire "inside" information regarding the Funds' portfolio transactions. Any such knowledge would impose upon the Funds' trustees the obligation to avoid personal use of such information.

This Code of Ethics is applicable to William Blair Funds and to William Blair with regard to its activities for all of its investment management clients, including the Funds. William Blair will provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person will provide a written acknowledgement of their receipt and review of the Code of Ethics and any amendments to William Blair's Chief Compliance Officer (the "CCO"). Each supervised person will promptly report any known violations of the Code of Ethics to the CCO.

1. Definitions.

a. The "President" is the President of William Blair Funds.

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b. An "Access Person" means:

i. Each principal and officer of William Blair's Investment Management Department (or other person occupying a similar status or performing similar functions);

ii. Any supervised person of William Blair (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or (ii) is involved in securities recommendations to clients or who has access to nonpublic recommendations.

iii. An officer or trustee of the William Blair Funds who is an "interested person" of the William Blair Funds as defined in Section 2(a)(19) of the Investment Company Act of 1940;

iv. A principal or an officer (or other person occupying a similar status or performing similar functions), or employee of the William Blair Funds or William Blair (or of any company in a control relationship to the William Blair Funds or William Blair) (other than an Independent Trustee) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

v. A natural person in a control relationship to the William Blair Funds or William Blair (other than an Independent Trustee) who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund.

For purposes of this Code, an account which is managed by William Blair or any of its affiliates, which is not a registered investment company and in which Access Persons or other principals of William Blair hold interests ("Private Fund Account") will not be deemed an Access Person hereunder if the aggregate beneficial ownership of all Access Persons and principals of William Blair in such Private Fund Account represents less than 10% of the total interests in the Private Fund Account.

c. An "Independent Trustee" is any trustee of William Blair Funds who is not an "interested person" of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940.

d. A person does not become an Access Person simply by virtue of the following:

i. normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about nonpublic recommendations or trading; or

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ii. a single instance of obtaining knowledge of nonpublic recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

e. A Covered Security is "being purchased or sold" by a Fund from the time when the person or persons with the authority to make investment decisions for the Fund decides to purchase or sell a specified amount of the Covered Security within a specified price range until the earlier of the time when the sale or purchase has been completed or the time when the price range is first exceeded.

f. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

g. The "beneficial ownership" of a Covered Security shall be determined hereunder in the same manner as under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the person has or acquires. Specifically, a person will be regarded as having beneficial ownership of (i) any Covered Security, title to which can vest or revest in that person, (ii) any Covered Security held in another's name, if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains therefrom benefits substantially equivalent to those of ownership, and (iii) any Covered Security owned by (A) the person's spouse or minor children, (B) a trust of which the person, or the person's spouse or minor children, is or are named (individually or by class) as beneficiaries and have a present beneficial interest, or (C) relatives of the person who share the person's home.

h. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

i. The term "purchase or sale of a Covered Security" includes, inter alia, the buying or writing of an option to purchase or sell a Covered Security and any security convertible into or exchangeable for such Covered Security.

j. The term "Covered Security" shall mean a "security" as that term is defined in Section 2(a)(36) of the Investment Company Act of 1940, as well as futures and commodities, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank and savings and loan association accounts, high quality short-term debt instruments (including repurchase agreements), certificates of deposit, commercial paper, or shares of registered open-end investment companies. However, for Access Persons the term "Covered Security" shall also mean shares of a Fund.

k. A "Securities Account" is any account that holds or can hold a Covered Security.

l. A person will "indirectly" effect a transaction if, but only if, the person knowingly causes or influences another person to effect the transaction.

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m. The "Supervisory Committee" shall consist of the President, the department manager of William Blair's Investment Management Department and the CCO and such other persons as are designated by the President, the department manager of William Blair's Investment Management Department and the CCO.

n. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

o. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

p. "Portfolio management team" includes the portfolio manager(s) with investment management responsibilities for specific clients, as well as any dedicated analyst(s) and portfolio assistant(s) who support such portfolio manager(s).

2. Exempted Transactions.

The prohibitions and reporting requirements of Sections 3, 4 and 5 of this Code do not apply to the following items:

a. Transactions effected or securities held in any account over which a person has no direct or indirect influence or control.

b. Transactions effected pursuant to an automatic investment plan. 1

3. Prohibitions.

a. Except as provided in Section 2 of this Code, no Access Person may purchase or sell, directly or indirectly, a Covered Security in which such Person has, or by reason of such transaction acquires or sells, any beneficial ownership, if the Person knew or reasonably should have known at the time of such purchase or sale that the security was being purchased or sold by a Fund or other client2, or was being considered for such purchase or sale.

b. No Access Person may disclose to any person any non-public information regarding transactions in any Covered Security being purchased or sold by a Fund or other client, or being considered for such purchase or sale. This prohibition does not apply to disclosures among such Persons in connection with their performance of duties for a Fund or other client.

c. The purchase and sale, or the sale and purchase, by an Access Person of the same Covered Security (other than a Fund) within thirty (30) calendar days and at a net profit is prohibited. This prohibition applies without regard to tax lot considerations.3 Involuntary calls

1 However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not exempt (i.e. it must be pre-cleared and reported).

2 The definition of "client" shall not include participants in a wrap fee program or manager selection program for the purposes of the prohibitions set forth in Sections 3.a, 3.e and 3.g of this Code.

3 Multiple purchases (or short sales) within the preceding 30 days will be averaged to determine if there is a profit.

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of an option written by an Access Person are excluded; however, purchases and sales of options occurring within 30 days resulting in profits are prohibited. Profits from trading within any 30 day period will require disgorgement. For purpose of counting the 30 days, multiple transactions in the same Covered Security will be counted in such a manner as to produce the shortest time period between transactions. This prohibition includes short sales. Sales at original purchase price or at a loss are not prohibited. All other exceptions require advance written approval from the CCO (or designee). Access Persons are responsible for ensuring that the 30-day rule is observed when preclearance requests are made.

d. Purchases of the Funds, other than the William Blair Ready Reserves Fund and the William Blair fixed income Funds, are required to be held by Access Persons at least sixty

(60) calendar days.4 This prohibition applies without regard to tax lot considerations and without regard to profitability. Profits from any sale before the 60-day period expires will require disgorgement. Any applicable redemption fees will also apply. Any exceptions require advance written approval from the CCO (or designee).

e. No Access Person may trade in a Covered Security (other than a Fund) if a client order for that security is open except where an open client limit order is away from the current market price at the time the Access Person's order is received.

f. No Access Person may trade a Covered Security (other than a Fund) for two (2) business days from the time William Blair initiates coverage or changes a rating of a Covered Security, or otherwise has a Covered Security under review. If the announcement of the initiation of coverage, rating change or other review of a Covered Security occurs after the opening of the market on a given day, the security will be restricted for the remainder of that trading day plus the following 2 business days.

g. No Access Person who is a member of a portfolio management team may trade in a Covered Security within 7 calendar days prior to any of the advisory or discretionary clients of that portfolio management team in that same security. Further, no member of that portfolio management team may trade a Covered Security in the opposite direction of a client within two (2) business days after any of the clients of that portfolio management team. However, unless restricted by other sections of this Code of Ethics, a trade by the portfolio management team may immediately follow the client trade so long as the portfolio management team trade is consistent with the client trade (i.e. the trades for both the client and the member of the portfolio management team are both buys or both sells).

h. No Access Person may accept or give any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of a Fund or other client. For purposes of this Code, de minimus is defined, as reasonable and customary business entertainment, such as lunch, dinner or tickets to sporting or cultural events, but does not include trips or similar activities. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited.

4 Purchases of the Funds made pursuant to an automatic investment plan are also exempt.

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i. No Access Person may personally or beneficially acquire for his or her account any security in an Initial Public Offering.

j. No Access Person may personally or beneficially acquire any security described by an underwriter as a "hot issue" public offering or "new issue".

k. No Access Person may purchase any security offered in a Limited Offering without prior approval from the Compliance Department. Consideration will take into account whether or not the investment opportunity should be reserved for a Fund.

l. No Access Person may purchase foreign Covered Securities without prior approval from the Supervisory Committee. This restriction does not apply to Access Persons residing abroad so long as all other restrictions and reporting requirements set forth herein are followed.

m. No Access Person may serve on Boards of Directors of publicly traded companies without prior authorization from the Supervisory Committee, which would base its determination upon whether the board service would be consistent with the interests of the Fund.

n. Notwithstanding the prohibitions set forth above in Sections 3.e, 3.f and 3.g, preclearance requests for transactions in individual securities contained in the Standard & Poor's 500 index, not to exceed 500 shares, will be approved unless they conflict with the 30-day short-term profit restriction in Section 3.c.

4. Reporting.

a. Except as provided in Section 2 of the Code, each Access Person must report to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) the information described in Section 4.c of this Code with respect to any transaction in which the Access Person has, or by reason of such transaction acquires, any beneficial ownership.

b. Except as provided in Section 2 of this Code, each Independent Trustee must report to the Supervisory Committee the information described in Section 4.c of this Code with respect to any transaction of which the Independent Trustee is aware in a Covered Security in which the Independent Trustee has, or by reason of such transaction acquires, any beneficial ownership if such Independent Trustee at the time of the transaction knew, or in the ordinary course of fulfilling the Independent Trustee's official duties as a trustee of the Fund should have known, that, during the fifteen-day period immediately preceding or after the date of the transaction, the security was purchased or sold by a Fund, or was being considered for such purchase or sale.

c. Every such required report must be made no later than thirty days after the end of the calendar quarter in which the transaction with respect to which the report relates is effected and must contain the following information:

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i. the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date and number of shares, and the principal amount of each Covered Security involved;

ii. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii. the price at which the transaction was effected;

iv. the name of the broker, dealer, bank or other party with or through whom the transaction was effected; and

v. the date of the report.

d. Each Access Person shall arrange to have duplicate brokerage statements and confirmations for each account in which the Access Person has beneficial ownership sent directly to William Blair's Compliance Department and such other person(s) as may be designated by the Supervisory Committee from time to time. If a confirmation for the reporting Access Person's transaction includes the required information, the form of report under 4.c may be a copy of the confirmation involved.

e. Each Access Person will, no later than 30 days after the end of a calendar quarter, provide to the Supervisory Committee (or to such person as the Supervisory Committee may designate from time to time) a report with respect to accounts established with any broker during the quarter in which the Access Person has beneficial ownership. Such report will contain the name in which the account is maintained, the name of the broker, dealer or bank where the account was established, the date the account was established and the date the report is submitted.

f. Access Persons who have obtained prior authorization to acquire securities in a Limited Offering, or who otherwise hold securities previously acquired in a Limited Offering, are required to disclose that investment in any subsequent consideration of a Fund of an investment in the private placement issuer.

g. Each Access Person shall provide the Supervisory Committee with a schedule of all personal securities holdings upon commencement of employment (or upon becoming an Access Person) and annually thereafter. The initial report shall be made within 10 calendar days after commencement of employment (or upon becoming an Access Person) and shall include the following information (which information must be current as of a date no more than 45 days before the date the person becomes an Access Person). Annually thereafter, the report shall include the following information as of a date no more than 45 days prior to the date the report was submitted.

i. the title, and as applicable the exchange ticker symbol or CUSIP numbers, number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect beneficial ownership;

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ii. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such Person, the name in which the account is maintained, and the number of the account (or if no such account is maintained, a statement to that effect); and

iii. the date the report is submitted by the Access Person.

Annual reports shall be submitted within ten calendar days after the last day of each calendar year. Unless otherwise required by the Supervisory Committee, this obligation may be fulfilled by providing the Supervisory Committee with a copy of such Access Person's brokerage account statements, provided that (1) such statements contain in the aggregate all of the information called for above and (2) that such Access Person indicates that he or she has reviewed the statements for accuracy and completeness by signing the copy of each statement submitted to the Supervisory Committee.

h. Any report made pursuant to this Section 4 may contain a statement that the report may not be construed as an admission by the Access Person making the report that the Access Person has any beneficial ownership interest in the Covered Security to which the report relates.

i. The CCO shall establish procedures to enforce this Code of Ethics and shall designate one or more persons who shall be responsible for reviewing the transaction and holding reports made pursuant to this Section 4. No member of the Compliance Department shall review his own reports and such reports shall be reviewed by a compliance or management person who is senior to such person.

5. Maintenance of Securities Accounts and Preclearance of Personal Securities Transactions.

a. All Securities Accounts in which an Access Person has beneficial ownership must be maintained at William Blair. Under limited circumstances, the Compliance Department may grant exceptions to this requirement upon written request from the Access Person. Any such request must be in writing and shall set forth in reasonable detail the facts and circumstances to support the request.

b. All Access Persons must ´preclear' their personal purchases or sales of Covered Securities (other than Funds) prior to their execution with the person or persons designated by the Supervisory Committee to perform the preclearance function.5 All preclearance requests must be made between 9:00 a.m. (Central time) and the close of the regular trading hours of the New York Stock Exchange (which is generally 3:00 p.m. Central time) on each day when the Exchange is open. If authorization is granted, it is effective until the earlier of: (1) its revocation; or (2) the close of business of the same trading day that the authorization is granted. If the order

5 The Supervisory Committee currently has designated the CCO and the other members of William Blair's Compliance Department to pre-approve all transactions by Access Persons. Access Persons are currently required to submit their preclearance requests, as well as the reports described in Section 4, via the Personal Trading Assistant ("PTA") automated compliance monitoring system. The CCO, the other members of William Blair's Compliance Department and such other persons as may be designated by the CCO shall be responsible for administering PTA.

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for the transaction is not executed within that period, a new advance authorization must be obtained before the transaction is placed.

c. Access Persons shall execute through William Blair all transactions in Covered Securities subject to the reporting requirements of Section 4.a for an account in which the person has beneficial ownership, unless an exemption is obtained from the Compliance Department.

6. Violations.

Upon discovering a violation of this Code, William Blair shall impose the penalties described below upon Access Persons who are officers, principals or employees of William Blair. William Blair shall inform the Fund's board of trustees of any discovered violations by members of the Fund's board of trustees, and the board of trustees shall have the authority and power to discipline its members for such violations.

Penalties against William Blair personnel will be assessed according to the following penalty chart.

  Minor Offenses :
  First minor offense - Verbal warning;
  Second minor offense - Written notice;
  Third minor offense - $1,000 fine to be donated to charity6.

Minor offenses include (but are not limited to) the following: failure or late submissions of quarterly transaction reports and other certifications, and conflicting pre-clearance request dates versus actual trade dates.

  Substantive Offenses:
  First substantive offense - Written notice (in addition to disgorgement of profits);
  Second substantive offense - $1,000 fine (in addition to disgorgement of profits) to be donated to charity;
  Third substantive offense - $2,500 fine (in addition to disgorgement of profits) to be donated to charity.

Substantive offenses include (but are not limited to) the following: violations of the prohibitions described in Section 3 above, including but not limited to the unauthorized purchase/sale of restricted investments, material violations of trading blackouts, failure to request trade pre-clearance, and violations of the short-term trading prohibitions.

6 All fines will be made payable to the "United Way" or the Access Person's other charity of choice (reasonably acceptable to William Blair) and turned over to William Blair, which in turn will mail the donation check on behalf of the Access Person.

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  Serious Offenses

Trading with insider information and/or "front running" a client is considered a "serious offense". William Blair will take appropriate steps, which may include suspension or termination of employment. The Fund's board of trustees will be informed immediately of any serious offense.

If a Minor or Substantive offense occurs two or more years after a prior such offense, it will be considered a first offense unless determined otherwise by the Supervisory Committee. William Blair may deviate from the penalties listed above where the Supervisory Committee determines that a more or less severe penalty is appropriate based on the specific circumstances of that situation. For instance, repeated minor or substantive offenses may result in suspension or termination.

7. Miscellaneous.

a. No knowledge or information regarding a Fund's portfolio transactions will be imputed to a trustee by reason of a meeting of the board of trustees if the trustees did not attend the portion of the meeting at which the information was discussed.

b. No report is required under Section 4.c of this Code to the extent that the information therein would duplicate information recorded under subsections 12 or 13 of Rule 204-2(a) under the Investment Advisers Act of 1940, provided that such information shall be provided automatically to the Supervisory Committee.

c. Covered Securities, and transactions in Covered Securities, may be exempted (individually or by class) from Section 3.a hereof by the Supervisory Committee on a finding that the purchase or sale involved is only remotely potentially harmful to the Fund or other client because, e.g., the purchase or sale would be very unlikely to affect a highly institutional market. The Supervisory Committee may also exempt the sale of a Covered Security by an Access Person under unusual circumstances, such as a personal financial emergency, which shall be reported to the board of trustees of the Fund as part of the annual report on the Code of Ethics.

d. The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. For purposes hereof, it shall not be considered that any Access Person knew or should have known, that a Covered Security was under consideration for purchase or sale, or that the Covered Security had been purchased or sold, solely on the basis of receipt of a research report thereon.

e. No Covered Security purchase or sale by an Access Person will prevent the President (or other person controlling investments) from purchasing or selling the Covered Security for a Fund or other client.

f. William Blair and the Fund shall submit this Code to the board of trustees of the Fund for approval within the time frames required by Rule 17j- 1 of the Investment Company

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Act of 1940. Any material changes to this Code shall be submitted to such board within six months of such change.

g. On an annual basis, William Blair and the Fund shall provide a written report that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in restrictions or procedures based upon the companies' experience under this Code, evolving industry practices, or developments in applicable law or regulations. Such report must include any certification required by Rule 17j-l.

h. William Blair shall maintain all records required to be kept under Rule 17j-l and Rule 204-2 on its own behalf and on behalf of the Fund.

AMENDED: May 9, 2007 and February 18, 2010

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IM Personal Trading Policy

1/10/05

The following personal trading policy applies to each principal and employee of the Investment Management Department, Mutual Funds Department and those principals and employees in the Marketing Department that are part of the IM Marketing effort. This personal trading policy does not supercede, but rather supplements, the Code of Ethics of William Blair & Company, L.L.C. and the William Blair Funds. While compliance with this policy will be monitored, be advised that compliance is the responsibility of each principal and employee to whom it applies and the consequences of non-compliance shall be borne by the principal or employee or account in question.

1. Each Investment Management Department (including IM Marketing) and Mutual Funds Department principal/employee and principal/employee-related account (each an "EER Account") must maintain their accounts at William Blair & Company, LLC ("William Blair"). EER accounts include all accounts in the name of the principal/employee, all accounts of the principal/employee's spouse, all accounts of any minor children or other relative (by marriage or otherwise) living in the principal/employee's home and all such accounts in which any of the foregoing persons has any beneficial ownership interest or over which he or she exercises investment control or influence. Under very limited circumstances, the Compliance Department may grant exceptions to the requirement that "all accounts" be maintained at William Blair upon written request of a principal/employee. Any such request shall set forth in reasonable detail the facts and circumstances, and shall include an explanation why the requested exception will not enable the person to circumvent this policy or the Code of Ethics.

In addition to the EER accounts stated above, the following related accounts of the principal/employee that are managed by an individual in the Investment Management Department will be considered an EER account for purposes of this Personal Trading Policy:

1) Parents (including step-parents and in-laws) of the principal or employees;

2) Children (including step-children and in-laws) of the principal or employee;

3) Uncles and Aunts of the principal or employee;

4) Siblings (including step-siblings) of the principal or employee;

5) Cousins of the principal or employee; and

6) Any individuals who are directly supported by a principal or employee.

Please note that the group of accounts that are considered EER accounts for purposes of this policy is a broader group than that of other designated employee related groups within the firm.

"Private fund accounts" as defined by the Code of Ethics are to be treated as client accounts (note EER Accounts) for the purposes of this policy, but are nonetheless subject to the William Blair Restricted List.

2. Each EER Account must be correctly identified prior to executing any transactions.

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3. No EER Account may trade in a security if a client order for that security is open on the IM trading desk. An exception to this rule would be if a client limit order away from current market price was on the desk at the time an employee or employee-related order was received by the IM trading desk.

4. No EER Account may trade in a security for a full 48 hour period from the time the IM Department initiates coverage of a security, changes a rating in a security, or otherwise has a security under review for purchase or sale. If the announcement of the initiation of coverage, rating change or other review of a security occurs after the opening of the market on a given day, the security will be restricted for the remainder of that trading day plus the following two business days. This restriction would also include securities covered by specialty groups (e.g., the International group, Small Cap Value group, Small Cap Growth group, Fixed Income group, etc.).

5. No EER Accounts of a member of a portfolio management team (including the portfolio manager(s), any portfolio assistants, dedicated analyst(s), etc.) may trade in a security within 7 calendar days prior to any of the advisory or discretionary clients of that portfolio management team in that same security, and no EER Account of a member of a portfolio management team may buy(sell) a security within 2 business days after any of the advisory or discretionary clients of that portfolio management team sells(buys) that same security. However, with the exception of trades that are governed by the Code of Ethics, a trade by an EER account may immediately follow the client trade so long as the trade is consistent with the client trade (i.e., both client and EER Account trades are buys or both are sells.)

6. IM Research will notify the Compliance Department of any security that an IM Department analyst is considering whether to initiate coverage or change a rating to a stock. The Compliance Department will maintain a "watch list" containing these securities similar to the list maintained for William Blair's Research, Corporate Finance and Debt Finance Departments in order to be able to monitor any trading in a security while the IM Department analyst is contemplating action with regard to the security.

7. Any violation of this policy will result in the cancellation of the EER trade, unless in the judgment of both the Manager of Investment Management and the Compliance Department, the violation was beyond the control of the employee or principal. Any loss incurred in cancellation will be charged against the principal or employee effecting the transaction, while any gains received from cancellation will be retained by the Firm.

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FIRM POLICY MEMORANDUM REGARDING INSIDER TRADING

This policy memorandum is intended to provide information and guidance concerning the restrictions on insider trading, which is an enforcement priority of the Securities and Exchange Commission and the Department of Justice. It also explains policies adopted by William Blair to prevent fraudulent or deceptive practices relating to trading on material, non-public information ("insider trading"). Trading in securities on the basis of material, non-public information ("inside information") is prohibited and contrary to William Blair policy. The penalties for insider trading can be considerable, including loss of profits plus treble damages, criminal sanctions including incarceration, loss of employment and permanent bar from the securities industry. This policy applies to all associates of William Blair. Specific departments of William Blair may have insider trading policies that supplement this policy.

READ THIS MEMORANDUM VERY CAREFULLY. You will be asked to sign a statement affirming that you have read and understand the policies set forth herein and that you will abide by them.

The Prohibition

The prohibition against insider trading includes the following: if you are in possession of material non-public information about a company or the market for a company's securities, you must either publicly disclose the information to the marketplace or refrain from trading. Generally, disclosure is not an option and the effect is to require an individual to refrain from trading. You also may not communicate inside information to a second person who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security's price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events.

Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported on the Dow Jones or other news services or in widely disseminated publications, and investors have had a reasonable time to react to the information. Once the information has become public or stale (i.e., no longer material), it may be traded on or disclosed freely.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer's directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of William Blair or its customers and you use that information to trade in securities or if you transmit that information to another person for purposes of trading in securities, you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information from a person who has breached a duty or who has misappropriated information may also be held liable.

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The foregoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, William Blair has adopted the following guidelines which are designed to prevent violations of the insider trading rules.

When Wiliiam Blair Is An Insider

William Blair may be deemed an insider when it comes into possession of inside information through its various activities such as investment banking and research. Research analysts may become insiders upon receiving inside information from a company officer, director or employee. In addition, the intention to update or downgrade a research recommendation might be material information and should not be disclosed, prior to public dissemination, to anyone outside the Research Department (and in some instances to some within the Research Department) unless there is a need to know the information.

William Blair will remain an insider as long as it has inside information, regardless whether the prospective banking client decides to engage another investment banking firm or whether William Blair declines to accept the proposed engagement.

Regulation FD (Fair Disclosure)

SEC Regulation FD governs the release by public companies of information that may reasonably be expected to affect the market price of securities issued by the public company. While obligations under the Regulation fall primarily on public companies, it is equally important for employees of William Blair to be aware of the requirements and to act appropriately if an employee becomes privy to inside information about the company.

The goal of the Regulation is to create a "level playing field" so that the dissemination of information that is reasonably likely to affect the market price of a security is released simultaneously to all investors. In general, the issuer, its executive officers, directors, investor relations personnel or other employees with similar duties are prohibited from selectively disclosing material, nonpublic information to securities analysts, to other securities professionals, or to a shareholder when it is foreseeable that a recipient of such information will trade on the information. The Regulation requires action by the issuer if there is intentional or unintentional selective disclosure of such information.

Employees must not expect or seek to obtain, other than in the normal course of confidential investment banking activities, material non-public information from issuers and their employees.

Guidelines

TREATMENT OF CUSTOMER INFORMATION. William Blair considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, plans and proposals. The fact that we have been engaged by a company as well as the details of that engagement are also confidential. William Blair's reputation is one of its most important assets. The misuse of customer information can damage that reputation as well as customer relationships.

WHAT TO DO IF YOU LEARN INSIDE INFORMATION. It is not illegal to learn inside information. William Blair learns material non-public information from its customers and is permitted to use that information in a lawful manner to advise and assist them. It is, however, illegal for you to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, other than in the ordinary course of business (such as investment bankers who learn inside information when working on an engagement), contact your Compliance representative immediately so that we may address the insider trading issues and preserve the integrity of William Blair's activities. Do not trade on the information or discuss the possible inside information with any other person at William Blair. If you become aware of a breach of these policies or of a leak of inside information, advise your Compliance representative immediately.

INVESTIGATIONS OF TRADING ACTIVITIES. On a daily basis, the Exchanges, FINRA and the SEC request information from William Blair concerning trading in specific securities. Requests for information you receive

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should be referred directly to Compliance. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such affidavit. William Blair may submit these affidavits to the Exchanges, FINRA or SEC.

On a daily basis, the Exchanges, FINRA and the SEC request information from William Blair concerning trading in specific securities. Requests for information you receive

Steps You Can Take To Preserve The Confidentiality Of Material Non-Public Information

You must take the following steps to preserve the confidentiality of inside information:

Material inside information should be communicated only when there exists a justifiable reason to do so on a "need to know" basis inside or outside William Blair. Before such information is communicated to persons within William Blair, your department, or another person you believe needs to know, contact your department manager or Compliance.

Do not discuss confidential matters especially in elevators, hallways, restaurants, airplanes, taxicabs or any other place where you can be overheard.

Do not leave sensitive memoranda on your desk or in other places where they can be read by others. Do not leave a computer terminal without exiting the file in which you were working.

Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not carry confidential documents in an exposed manner.

On drafts of sensitive documents use code names or delete names to avoid identification of participants.

Do not discuss confidential business information with spouses, other relatives or friends.

Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with Compliance whenever you have questions about this subject.

Your Own Securities Trading

William Blair policy is to require all employees to maintain their securities accounts at William Blair except with the approval of Compliance. If you have an account outside of William Blair and have not already done so, please advise Compliance immediately. This includes outside accounts in which you have a financial interest or direct the trading.

Conclusion

William Blair has a vital interest in its reputation, the reputation of its associates, and in the integrity of the securities markets. Insider trading would destroy that reputation and integrity. William Blair is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of inside information. These procedures are a vital part of William Blair's compliance efforts and must be adhered to.

CONFIDENTIAL
INTERNAL USE ONLY

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POLICY ON PRIVATE PLACEMENTS

Employees may not engage in private placements of securities transactions (as defined by FINRA), or recommend private securities transactions to clients, whether or not there is compensation paid for effecting the transaction. Private securities transactions are defined by FINRA as any securities transaction outside the regular course or scope of an employee's employment with William Blair (sometimes referred to as "selling away"). This does not include outside securities accounts approved by William Blair, transactions with immediate family members where the employee receives no selling compensation, and personal transactions in investment company and variable annuity securities.

Please note that private placements effected through Wilblairco, and investments made through William Blair Select need not be disclosed.

All employees that participate in private placements must disclose them and must have them approved by the Compliance Department, as well as your Department Manager.

Employees making private placements may not;

  exercise any mangement control or authority over the entity;
  conduct any business on behalf of the Company on William Blair & Company, LLC premises, or use any William Blair & Company LLC resources to conduct business on behalf of the Company;
  recommend an investment in the Company to any William Blair & Company, LLC clients;
  introduce investors or potential investors to the Company unless the employee receives permission from William Blair & Company, LLC prior to the act;
  receive selling compensation in connection with any investment in the Company. (Selling compensation shall mean compensation paid directly or indirectly from whatever source in connection with or as a result of the purchase or sale of a security, including, though not limited to, commissions; finder's fees; securities or rights to acquire securities; rights of participation in profits, tax benefits, or dissolution proceeds, as a general partner or otherwise; or expense reimbursements.);
  distribute any offering documents to a potential investor in the Company accept or receive any subscription payment from an investor in the Company;
  accept or receive any subscription agreement, indication of interest or otherwise from an investor of the Company;
  represent in any manner that the employee's involvement with the Company, as described above, is endorsed, recommended, and/or supported by William Blair & Company, LLC.

Employees that fail to limit their activities to the conditions disclosed may be subject to possible disciplinary action, up to and including termination of my employment, by William Blair & Company, LLC and/or regulatory agencies.

CONFIDENTIAL
INTERNAL USE ONLY

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William Blair & Company, LLC Investment Management
GIFTS & ENTERTAINMENT POLICIES & PROCEDURES

I. General Principle

During the regular course of business, principals and employees of William Blair & Company, LLC Investment Management ("William Blair") may occasionally engage in the giving and/or receiving of gifts and entertainment. The purpose of such entertainment and gifts is a common business practice to create goodwill and sound working relationships. However, principals and employees should never give nor receive gifts and entertainment for the purpose of gaining an unfair advantage or as reciprocation for favors related to business activities. Therefore, William Blair has adopted these Policies and Procedures, which apply to all Access Persons under the William Blair Code of Ethics.

II. Policies and Procedures

Gifts. On occasion, because of an Access Person's position with William Blair, the Access Person may be offered, or may receive, gifts from Clients1, Securities Firms2, vendors or other persons not affiliated with William Blair. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer ("CCO"). Gifts with an aggregate value that does not exceed $100 per calendar year may be accepted from any one single giver.

Likewise, Access Persons may not give any gift(s) with a value in excess of $100 per year to any Client, Securities Firm or vendor. Gifts must be aggregated per person. For example, if two Access Persons each provide a gift to the same Client, the value of the two gifts must be aggregated.

In order to calculate the value of each gift, the greater of the retail value or current market value will be used.

Prohibited Gifts. The giving or receiving of any gifts to or from any one person with an aggregate value exceeding $100 is strictly prohibited. Access Persons receiving such gifts should make every effort to refuse or return it. If it would be inappropriate to refuse or return a gift, the Access Person may, alternatively, donate the gift to an appropriate charitable organization.

Exceptions. Promotional items of a de minimis value (e.g., logo merchandise, pens, mugs) with a value that does not exceed $25 may be given or accepted and are not subject to the reporting requirements described below. Further, the CCO may, from time to time, identify certain items that may be excluded from reporting, such as the receipt of food items shared with other members of the firm and consumed on the firm's premises.

1 For purposes of these Policies and Procedures, "Client" or "Clients" shall include client(s) or prospective client(s) of William Blair, or such persons' employees, agents or representatives (e.g. consultants, attorneys, accountants, etc.).

2 For purposes of these Policies and Procedures, "Securities Firm" or "Securities Firms" shall include broker-dealers, investment management firms, custodians, transfer agents, investment research providers, securities exchanges and alternative trading networks, or any person associated with such entities.

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Entertainment. Customary business lunches, dinners and entertainment at which both the Access Person and the giver are present (e.g., sporting or cultural events) may be accepted from Clients, Securities Firms or vendors so long as participation in such entertainment is neither so frequent nor so extravagant as to raise any question of propriety.

Access Persons may provide reasonable entertainment to Clients, Securities Firms or vendors provided that both the Access Person and the recipient are present and there is a business purpose for the entertainment.

Note: If the host is not present, then the meal or entertainment (theater, sporting event, etc.) must be considered to be a gift and will be subject to the gift limits discussed above. For example, if an Access Person gives tickets to a client and the Access Person does not attend the event, it is considered a gift. The same rule applies if an Access Person receives the tickets from a vendor and the vendor does not attend the event.

Exceptions. Meals and beverages provided during in-office meetings with Clients, Securities Firms or vendors, or meals and beverages generally made available to all attendees of a business conference, are acceptable and are not subject to the reporting requirements described below. The CCO may, from time to time, identify additional items that may be excluded from reporting.

It is the Access Person's responsibility to exercise good judgment when accepting or giving gifts and entertainment. If there is any doubt about the appropriateness of a particular gift or entertainment, Access Persons should consult the CCO.

ERISA and Public Fund Clients. Access Persons are prohibited from providing gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended. Also, state and local laws often prohibit or restrict gifts and entertainment to public fund officials and Access Persons must adhere to such restrictions. Additionally, the Department of Labor requires gifts and entertainment in excess of $250 per year to Taft-Hartley officials to be reported on an annual basis. Before exceeding this amount with respect to Taft-Hartley officials, Access Persons must consult the CCO.

Client Gift and Business Entertainment Policies. Clients may have internal policies relating to gifts or entertainment. If a Client has notified William Blair of its gift or entertainment policy, then Access Persons must consider that gift or entertainment policy in providing gifts or entertainment to that Client. Further, when conducting business in other countries, an Access Person must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.

Solicitation of Gifts or Entertainment. Any solicitation of gifts or entertainment is unprofessional and is strictly prohibited. Any gift or entertainment given or received as an inducement to or reward for any particular business decision is also prohibited.

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Reporting Requirements and Procedures. Access Persons are required to report any gifts or entertainment they receive or provide within 30 days of the event3. Reporting is done by submitting a disclosure form via the Personal Trading Assistant ("PTA") and via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify annually that they have accurately reported any and all gifts and entertainment they have received and/or provided.

III. Administration and Review

William Blair's CCO is responsible for administering these policies and procedures.

On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and (ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include (i) significant compliance events, (ii) material changes in business arrangements, and (iii) relevant regulatory developments.

Adopted: January 3, 2007 Amended: October 1, 2009

3 There may be circumstances in which meeting this deadline may not be practical due to, for example, business travel. In such circumstances, the Access Person is expected to provide any required report as soon as he or she is reasonably able to do so.

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William Blair & Company, LLC Investment Management
POLITICAL CONTRIBUTIONS POLICIES and PROCEDURES

I. Policies and Procedures

General Policy. Principals and employees of William Blair & Company Investment Management ("William Blair") may not make political contributions for the purpose of seeking to obtain or retain business with governmental entities. While this policy is not intended to infringe on or restrict the political or civil rights of any William Blair principal or employee, political contributions by such persons can easily be misconstrued as an attempt to curry favor, particularly if the contribution is made to a political candidate: (i) for whom the William Blair principal or employee cannot vote; or (ii) who does not reside in or represent a district where a William Blair office is located. Therefore, William Blair has adopted these Policies and Procedures, which apply to all Access Persons under the William Blair Code of Ethics.

Reporting Requirements and Procedures. Access Persons, as defined in the William Blair Code of Ethics, are required to report any political contributions they have made within 30 days of the contribution. Reporting is done by submitting a disclosure form via the Personal Trading Assistant ("PTA") system and via other forms as may be permitted from time to time by IM Compliance. Access Persons will be required to certify annually that they have accurately reported any and all political contributions they were required to report.

Use of William Blair Resources. No William Blair principal or employee may utilize William Blair's resources (including, but not limited to, printing supplies, email or other computer systems) or incur expenses to be paid by William Blair in connection with work performed on behalf of a candidate for public office or anyone in a position to exert influence over a candidate for public office.

Use of William Blair's Name. William Blair's name should not appear on any fundraising literature for a candidate for public office without the prior written approval of the Legal & Compliance Department.

II. Administration and Review

William Blair's CCO is responsible for administering these policies and procedures. On an annual basis and at such other times as the CCO deems appropriate, the CCO will review (or oversee the review of) these policies and procedures for (i) their adequacy and

(ii) the effectiveness of their implementation. Events that might trigger off-anniversary reviews include: (i) significant compliance events; (ii) material changes in business arrangements; and (iii) relevant regulatory developments.

Adopted: October 1, 2008 Amended: October 1, 2009

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POLICY ON OUTSIDE BUSINESS ACTIVITIES

William Blair & Company, L.L.C. employees may not be employed by, or accept compensation from, any person, partnership, corporation non-profit organization or municipality without disclosing to the Compliance Department, in writing, prior to engaging in such activity. The employee's supervisor will approve or disapprove the outside business activity and, if approval is given, note any limitations in writing. The Compliance Department will notify the employee in writing of approval or disapproval. An employee engaged in an activity outside the normal course of his or her employment may not represent that the outside business activity is endorsed, recommended, underwritten or otherwise supported by William Blair & Company, L.L.C., perform or conduct any outside business activity on William Blair & Company, LLC premises, or use the firm's offices, telephones, or stationery for charitable or civic purposes without the approval of the William Blair & Company, L.L.C. Executive Committee. Employees may not offer William Blair & Company, L.L.C. services in lieu of cash donations to charitable or civic organizations.

FINRA rules require that all employees disclose to the firm their "outside business activities." The types of activities that must be disclosed include the following:

  Any position as a director or officer of a public or private company;
  Any financial interest in, or affiliation with, a business enterprise other than William Blair & Company, L.L.C.
  Any arrangement by which compensation is received from a business enterprise other than William Blair & Company, L.L.C., including consulting fees, referral fees, salary or wages for part-time employment or fees for services performed.

The following activities do not need to be disclosed:

  A position as a director or officer of a charitable organization, if no compensation is received from that entity; or
  Church-related activities for which no compensation is received.

CONFIDENTIAL
INTERNAL USE ONLY

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POLICY ON ELECTRONIC COMMUNICATIONS SYSTEMS POLICY FOR THE USE OF COMPUTER SYSTEMS, E-MAIL, VOICE MAIL, AND THE INTERNET PURPOSE OF POLICY

William Blair & Company, L.L.C. ("William Blair") provides computer systems, electronic mail ("e-mail"), Internet access and voice mail systems (collectively called "Electronic Communication Systems"), both internal and external, for the purpose of enabling William Blair personnel to conduct William Blair's business. The Electronic Communication Systems are owned by William Blair. All work performed on, and all messages and other information communicated through, the Electronic Communication Systems are also the property of William Blair. This Policy sets forth guidelines for the use of the Electronic Communication Systems of William Blair.

The rules and obligations described in this Policy apply to all users of William Blair's computer network, wherever they may be located. Violations of this Policy will be taken very seriously and may result in disciplinary action, including possible termination, and civil and criminal liability.

It is every employee's duty to use William Blair's computer resources responsibly, professionally, ethically and lawfully.

The use of electronic communication systems by William Blair continues to grow. As additional systems are utilized in the future, relevant portions of these guidelines shall be applicable to those systems, as well. This Policy may be amended or revised from time to time as the need arises. Employees will be provided with copies of all amendments and revisions.

I. E-mail and Internet Communications

A. No Expectation of Privacy When Using E-mail or the Internet

E-mail messages and Internet communications are subject to access and review by William Blair and may be disclosed by William Blair to others. Employees should not use the firm's Electronic Communications Systems to transmit any e-mail or Internet communications they would not want read by a third party. William Blair, through its Administration, Compliance and Management Information Systems Departments, monitors e-mail and Internet communications for purposes of systems administration and to ensure compliance with various industry regulations. Such monitoring may include the use of automated software to screen material created, stored, sent, or received via the firm's computer network. Internet sites visited by users are also monitored with automated software. Although William Blair does not monitor every e-mail and Internet communication, it has the technical capability to do so.

William Blair reserves the right to monitor all aspects of its Electronic Communication Systems, including but not limited to the content of e-mail and Internet communications, and may do so without the prior consent of the sender or recipient. No employee should have any expectation of privacy with respect to e-mail and Internet communications sent or received via William Blair's Electronic Communication Systems. Users expressly waive any right of privacy in anything they create, store, send or receive via William Blair's computer network or Electronic Communications Systems.

William Blair has established certain safeguards to protect the integrity of the Electronic Communication Systems and the confidentiality of William Blair information contained within the various systems. However, the limitations of electronic communication systems are such that employees should exercise great caution when using the Electronic Communication Systems to transmit confidential information.

Security issues are especially relevant in communicating with those outside William Blair through e-mail or the Internet. The Internet is not a secure system under William Blair's control or the addressee's control. Therefore, care should be taken in determining whether to transmit information or documents over the Internet and to prevent computer viruses and unlawful or offensive materials from being brought into the William Blair network from the Internet.

Employees must also be aware that they are expected not to obtain, or to attempt to obtain, any unauthorized access to e-mail sent to or received by other employees. Employees must consider all e-mail sent to, or received by, other employees to be confidential and to be read only by, or at the direction of, the intended recipient, except as otherwise authorized by William Blair.

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B. Proper and Improper Use of E-mail and the Internet

Employees should recognize that information sent or received via the Electronic Communication Systems can be retained in hard copy or electronic form and may be retransmitted to others. As a result, employees should apply to e-mail and Internet communications the same standards with respect to content, quality and tone that they would apply to communications in other formats. As with communications in other media, e-mail and Internet communications may be subject to discovery in litigation involving William Blair. Adapting an old "rule of thumb" to the electronic age, any e-mail or Internet communication that an employee would be unhappy to see printed in the newspaper should probably not be sent through any Electronic Communication Systems.

William Blair Electronic Communication Systems should be utilized for business purposes and should not be used for improper personal communications. Improper uses of the Electronic Communication Systems with respect to e-mail and Internet communications include, but are not limited to, the following:

  Sending or posting a message that may reasonably be considered offensive, obscene, in bad taste or disruptive to the recipient or to other personnel, such as messages that include sexually explicit material, comments, cartoons, images or jokes; messages that include romantic or sexual propositions or love letters; messages that include profanity; messages that include ethnic or racial slurs; messages that include age or gender specific comments; or messages that would offend someone on the basis of age, sex, race, color, sexual orientation, marital status, creed, religious beliefs, ancestry, national origin, disability, or arrest or conviction record;
  Sending or posting a message that is libelous, defamatory or abusive;
  Sending or posting a message that would violate any applicable federal or state laws, any rules or regulations promulgated by the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange, the National Association of Securities Dealers or any William Blair policy;
  Sending or posting copyrighted material in violation of law; and
  Sending or posting a message that is likely to result in the recipient's loss of work; sending any chain letter or forged message (i.e., a message that has been tampered with so that it appears to have been sent by someone else); or any other use that would knowingly interfere with the work of others or cause unnecessary congestion of the network.

While William Blair recognizes that no one can completely control messages received through its Electronic Communication Systems, it expects any employee who receives an improper message through such systems to delete the message and not retransmit it to others. Should an excessive number of personal messages or improper messages be received by an employee through the Electronic Communication Systems, William Blair expects such employee to cooperate with the firm to stop the transmission of such messages. All e-mail users are responsible for their e-mail use and will be held accountable for e-mail sent by them.

C. Retention of E-mail Messages by William Blair Personnel

The e-mail system is designed to retain all e-mails (both incoming and outgoing) until they have been actively deleted by the user. In addition, the Management Information Systems Department retains back-up copies of all e-mails.

Employees should check e mail messages frequently and not retain unnecessary messages for extended periods of time. This is intended to lessen the possibility that an e-mail, although appropriate at the time it was sent, will at a later time be misinterpreted or taken out of context. This will also help to maintain the performance and efficiency of William Blair's Electronic Communication Systems.

Notwithstanding the foregoing, employees must be aware of the record-keeping obligations of William Blair under Securities and Exchange Commission and self-organization rules. These rules apply to e-mail and Internet communications to the same extent as they would to documents on paper.

D. Regulatory Considerations

It is imperative that all employees be aware of the manner in which William Blair satisfies its regulatory responsibility to supervise business communications, whether in the traditional written format or in electronic format.

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Under the rules of the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Securities Dealers, William Blair has an obligation to review and approve all correspondence with customers that involves the solicitation of securities or investment banking business. Electronic communications are included in the definition of "correspondence." The rules of supervision, originally written with traditional forms of communication in mind, continue to apply to electronic forms as well.

As such, all communications with William Blair customers, whether in written or electronic form, require the approval of a registered principal prior to use. Department managers and members of the Compliance Department have been designated to review and approve such communications, including letters, faxes and e-mails, before they are transmitted from the firm. All employees should be aware that, as required by NYSE and NASD rules, William Blair has developed a system to supervise employees' use of e-mails transmitted through the Internet. All such transmissions, whether incoming or outgoing, are routed through filtering software and screened for appropriate content. Messages that contain problematic material may be quarantined electronically. Such messages will be reviewed by appropriate members of the Compliance Department. Quarantined messages will be released, if appropriate, or returned to the sender if inappropriate. All transmissions will be retained in accordance with industry rules.

William Blair is not in a position to monitor e-mail communications originated from home computers, laptop computers not linked to its computer network or from other sources outside the office. All William Blair business e-mail communications must originate from computers or e-mail addresses on the William Blair network. Business communications using home computers, laptop computers not linked to the William Blair network or e mail addresses outside the William Blair network are prohibited. In addition, personal e-mail boxes maintained by employees may not be accessed using William Blair's computer network.

II. Voice Mail Communications

A. No Expectation of Privacy When Using Voice Mail

Employees should recognize that a voice mail message, as with other electronic communications, may be retained by the recipient, retransmitted to third parties and transferred to another storage medium.

Although William Blair does not routinely monitor voice mail messages, it has the technical capability to do so. William Blair reserves the right to monitor voice mail and may do so without the prior consent of the sender or the recipient. No employee using voice mail should have any expectation of privacy with respect to voice mails sent or received via William Blair's voice mail system. Users expressly waive any right of privacy in anything they create, store, send or receive via William Blair's voice mail system.

B. Proper and Improper Uses of the Voice Mail System

Voice mail should be utilized for business communications and should not be used for improper personal communications. Employees should recognize that voice mail messages will be retained in the system if the recipient of the message determines that the message should be retained. As a result, employees should apply to voice mail similar standards with respect to content, quality and tone that they would apply to communications in other formats. As with email and Internet communications, voice mail may be subject to discovery in litigation involving William Blair.

C. Retention of Voice Mail Messages by William Blair Personnel

William Blair's voice mail system is designed to automatically delete any voice mail message in an employee's voice mailbox after a certain period of time after the message has been listened to, even if the message has been saved by the employee. As with e mail, employees should check voice mail messages frequently and not retain unnecessary messages for extended periods of time. This is intended to lessen the possibility that a voice mail, although appropriate at the time it was sent, may at a later time be misinterpreted or taken out of context. This will also help to maintain the performance and efficiency of William Blair's voice mail system.

Notwithstanding the foregoing, employees must be aware of the record-keeping obligations of William Blair under Securities and Exchange Commission and self-regulatory organization rules. These rules may apply to voice mail messages to the same extent as they would to documents on paper. If a voice mail message is required to be retained pursuant to such rules, a hard copy of the voice mail message should be transcribed and the copy filed in the same manner as a paper document would be. The hard copy should contain sufficient identification of the date the voice mail message was sent, the name(s) of the person(s) sending the voice mail message and the name(s) of the person(s) receiving the voice mail message. Similarly, if an employee needs to retain a voice mail message for other record keeping purposes, a printed copy of the message should be made and filed appropriately.

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III. Appropriate Use of All Technology Resources

Users are permitted access to William Blair's computer systems and Electronic Communications Systems to assist them in the performance of their jobs. At all times, users have the responsibility to use William Blair's technology resources in a professional, ethical and lawful manner. Use of the firm's technology resources is a privilege that may be revoked at any time.

A. The Internet

Employees should not waste computer resources or unfairly monopolize resources to the exclusion of others. Improper uses of William Blair's technology resources include, but are not limited to, the following:

  Spending excessive amounts of time on the Internet;
  Engaging in on-line "chat" groups;
  Subscribing to nonbusiness-related listservers or mailing lists;
  Sending mass mailings (messages such as jokes sent to a number of recipients) without any legitimate business purpose;
  Sending chain e-mail (messages sent to a number of people, asking each recipient to send copies with the same request to a specified number of others);
  Creating Web pages to offer personal or business information;
  Downloading Internet service provider software to send and receive correspondence outside the William Blair network;
  Listening to music or radio stations via the Internet;
  Playing games; or
  Otherwise creating unnecessary network traffic.

Because audio, video and picture files require significant storage space, such files may not be downloaded unless they are related to the business of William Blair.

The Internet can be a powerful tool for conducting business. Improper use of the Internet, however, can result in potential problems for William Blair, as follows:

  Liability. Material and messages sent to, or received from, the Internet by employees may give rise to liability on the part of the firm for defamation, harassment, and copyright infringement, invasion of privacy or discrimination.
  Increased Costs. Internet access is not without cost. Non business-related use of the Internet, such as browsing for personal reasons, messages received from nonbusiness related mailing lists, and using screen savers that are constantly updated through the Internet to display news or sports-related information consume internal computing resources and can have an adverse impact on the response time for other employees attempting to use the Internet or BlairNet for legitimate business-related activities.
  Loss of Productivity. Nonbusiness-related use of the Internet consumes time, as well as valuable computing resources.

Employees should be aware that monitoring software is available to identify how employees are using the Internet. The software examines the addresses of Websites visited, the types of files transferred (text, graphic or audio), search engines used and searches performed, Internet protocols used (FTP, HTTP, SMTP), and the e-mail addresses to which messages are sent. In addition, the software can identify employees accessing the Internet, and the date, time and duration of the access. William Blair & Company reserves the right to utilize Internet monitoring software at any time and may do so without the prior consent of employees using the Internet.

B. Installation and Copying of Software on William Blair's Network

Much of the software on William Blair's Network was purchased under licensing agreements or is protected by federal copyright law. These licenses or copyrights restrict our right to make copies of the software and, in some cases, restrict the ways in which the software can be used. Employees may not make copies of any licensed or copyrighted software from William Blair's computer systems without the prior written approval of the Management Information Systems Department.

The MIS Department must also approve the installation of any new software on employees' PCs. Software may not be downloaded from the Internet without the prior approval of the MIS Department.

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C. Modems and Printers

Modems allow the user to communicate with systems other than William Blair's. While modems are necessary to conduct the firm's business with individuals and entities outside the firm such as vendors and regulators, the use of modems must be carefully monitored to ensure that communications established using William Blair's technological resources don't cause legal or regulatory problems for the firm. For that reason, the installation of all modems requires the prior approval of the employee's department manager, as well as the Compliance and Management Information Systems Departments. Approvals may be granted in writing or via email. A record of all modem approvals will be maintained.

All printer connections to William Blair's network must be approved in advance by the MIS Department. This includes connections for employee-owned printers.

D. Passwords

Responsibility for passwords. Employees are responsible for safeguarding their passwords for access to William Blair's computer system. Individual passwords should not be printed, stored online or given to others. Employees are responsible for all transactions effected using their passwords. No employee may access the computer system using another employee's password, without the express consent of the password's owner.

Passwords do not imply privacy. Use of passwords to gain access to William Blair's comuter system or to encode particular files or messages does not imply that employees have an expectation of privacy in material they create or receive on the computer system. Employees should be aware that William Blair has global passwords that permit access to all material stored on its computer system, regardless of whether that material has been encoded with an employee's password.

IV. Violations of the Electronic Communication Systems Policy

Failure by any William Blair employee to adhere to William Blair's Electronic Communication Systems Policy, as set forth herein, will be treated as a serious breach of William Blair policy. Such a breach may result in disciplinary action and could even result in dismissal. Lesser disciplinary measures may also be taken by William Blair in the event of an employee's breach of this policy. Lesser sanctions may include the loss of e-mail or Internet privileges on a temporary or permanent basis.

CONFIDENTIAL
INTERNAL USE ONLY

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CRIMINAL COMPLAINTS POLICY

Employees are obligated to immediately notify Compliance if they become subject to any of the following. Some of these events require reporting to regulators.

  An arrest, indictment, arraignment, conviction, pleading guilty or no contest to any felony or misdemeanor (other than misdemeanor traffic offenses)
  A customer complaint (securities or commodities including a written or oral complaint, civil litigation, or arbitration)
  A bankruptcy proceeding
  An investigation or finding of a violation by a securities regulator, government agency, or financial business or professional organization such as a bar association.
  A temporary or permanent injunction issued by any court and involving securities, commodities, insurance, or banking matters

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